Exhibit 99.1

Nemaura Medical Appoints Justin Mclarney as Chief Finance Officer

LOUGHBOROUGH, England -- September 18, 2020 -- Nemaura Medical, Inc. (NASDAQ: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing non-invasive wearable diagnostic devices and supporting personalized lifestyle coaching programs, today announces it has appointed Justin Mclarney as Chief Finance Officer, effective September 15, 2020.

Dr. Faz Chowdhury, Nemaura Medical’s Chief Executive Officer commented, “We are very pleased to welcome Justin to Nemaura. He will be an invaluable asset to our leadership team as we continue to grow and execute on our expansive business model. His proven track record of driving financial and operational success throughout his career inspires strong confidence as we approach the commercialization phase of our corporate trajectory.”

Mr. Mclarney brings with him a wealth of experience within International Finance, Accounting, and Process Development & Control and has been a Chartered Accountant since 1999. He has a strong track record of driving profitable growth across businesses encompassing ecommerce, retail, logistics, and supply chain operations at an international level. Mr. McIarney has held various Senior Finance & Operational roles, including most recently the position of Senior Director, International Finance at Lands’ End Inc. from January 2016 to May 2020 where he was responsible for all Finance teams across the European and Japanese business units. From February 2007 to September 2015, Mr. Mclarney worked for Office Depot in a range of increasingly senior roles culminating in the Senior Director of Finance for the European Contract business. Prior to this, he spent over 10 years in practice, the final 7 years of which was with Ernst & Young LLP. Before his transition into Accountancy, Mr. McIarney studied Law and obtained his Legal Practice Certificate.

“I am very happy to be joining Nemura Medical at such an exciting time. Nemaura has been developing a very exciting platform over a number of years that offers huge potential to directly improve the lives of millions of people both with regard to diabetes as well as other broader and far reaching health and lifestyle improvements. I look forward to working with Faz and the team as we build and evolve the business to deliver its commercial vision across an International footprint,” said Justin Mclarney, Nemaura CFO.

About Nemaura Medical, Inc.

Nemaura Medical Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The company is currently commercializing sugarBEAT®, BEAT™diabetes, and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose monitoring with artificial intelligence and a digital healthcare subscription service, and is expected to be launched in the U.S. as a general wellness product.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023. Nemaura expects to launch proBEAT™ in the U.S. and sugarBEAT® in the U.K and Germany by year-end 2020.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the US, risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The FDA reserves the right to re-evaluate their decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Investor Contact:

Tristan Traywick

Managing Director

CORE IR

516 222 2560

tt@coreir.com